As filed with the Securities and Exchange Commission on July 2, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration Statement

under

the Securities Act of 1933

Columbia Pipeline Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1982552
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

5151 San Felipe Street, Suite 2500

Houston, Texas 77056

(713) 386-3701

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert E. Smith

Columbia Pipeline Group, Inc.

5151 San Felipe Street, Suite 2500

Houston, Texas 77056

(713) 386-3701

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Gillian A. Hobson

Vinson & Elkins

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-3747

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, par value $0.01 per share	2,500,000	$29.57	$73,925,000	$8,590.09

(1)	Calculated in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low prices of Columbia Pipeline Group, Inc. common stock as reported on a when-issued basis on the New York Stock Exchange on June 29, 2015.

PROSPECTUS

COLUMBIA PIPELINE GROUP, INC.

Dividend Reinvestment

and

Stock Purchase Plan

We are offering shares of our common stock through participation in the Columbia Pipeline Group, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan is designed to promote long-term ownership among investors in our common stock by offering:

•	A simple way to increase your holdings in our common stock by automatically reinvesting all or a portion of your cash dividends; and

•	The opportunity to make your initial investment in our common stock, or to purchase additional shares.

You do not have to be a current stockholder to participate in the Plan. You can purchase your first shares of our common stock by making an initial investment of not less than $250 and not more than $125,000.

Shares offered under the Plan may be, at our option, newly issued shares, shares held in our treasury or shares purchased on the open market. All open market purchases, as well as all sales of participants’ shares under the Plan, will be made through a registered broker-dealer that is not affiliated with us and that will act as an “agent independent of the issuer,” as that term is defined under the federal securities laws.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “CPGX.”

Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time. Stockholders who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

You should read this prospectus carefully before you invest and retain this prospectus for future reference. You also should read carefully and evaluate the cautionary statements concerning risk factors included in our periodic reports and other information that we file with the SEC. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2015.

		Page
ABOUT THIS PROSPECTUS		1
WHERE YOU CAN FIND MORE INFORMATION		1
RISK FACTORS		2
FORWARD-LOOKING STATEMENTS		2
COLUMBIA PIPELINE GROUP, INC.		4
USE OF PROCEEDS		5
TERMS OF THE PLAN		6
Purpose		6
1.	What is the purpose of the Plan?	6
Key Features		6
2.	What are the Plan’s key features?	6
Administration		6
3.	Who administers the Plan and what does the Plan Administrator do?	6
4.	How do I contact the Plan Administrator?	7
Eligibility		7
5.	Who can participate in the Plan?	7
Enrollment		7
6.	How do I enroll in the Plan?	7
7.	How do I obtain a copy of the enrollment form for the Plan?	8
Dividend Reinvestment Options		8
8.	What are my dividend reinvestment options under the Plan?	8
9.	How do I change my dividend reinvestment option election?	8
10.	When will reinvestment of my cash dividends begin?	8
11.	How will I receive the cash dividends that I elect not to reinvest?	9
12.	What else should I know about dividends under the Plan?	9
Optional Cash Investments		9
13.	How do I make optional cash investments?	9
14.	May I invest more than the annual Plan maximum of $125,000?	9
15.	What happens if there are insufficient funds to cover my optional cash investments?	11
16.	How do I change or terminate automatic monthly deductions?	11
Source and Price of Common Stock		11
17.	When will the Plan Administrator purchase shares of CPG common stock for my Plan account?	11
18.	How many shares of CPG common stock will the Plan Administrator purchase for my Plan account?	11
19.	How does the Plan Administrator acquire shares of CPG common stock under the Plan?	11
20.	At what price will the Plan Administrator purchase shares of CPG common stock?	11
21.	Will I earn interest during the time my investments are pending?	12
Sales and Withdrawals of Common Stock		12
22.	How do I sell shares in my Plan account?	12
23.	What is the difference between a batch order, a market order, a day limit order and a good- ‘til-cancelled limit order, the ways to request each of them and the related fees?	12
24.	How can I withdraw the shares credited to my Plan account?	13
25.	What happens to my dividend reinvestment election if I withdraw shares from my Plan account?	13
Name Changes, Share Transfers and Gifts Under the Plan		13
26.	How do I change the name on my account, transfer shares or give as a gift shares in my Plan account?	13
27.	What happens to my dividends if I sell or transfer shares from my Plan account?	14
Book Entry/ Evidence of Withdrawal of Shares		14
28.	Does the Plan hold any certificates evidencing the shares of CPG common stock?	14
29.	Will I be able to obtain a certificate for the shares in my Plan account?	14
Reports to Participants		14
30.	What kind of reports will I receive regarding my participation in the Plan?	14
31.	Where will the Plan Administrator send transaction statements and other communications?	14
Summary of Plan Fees		14
32.	What fees are associated with my participation in the Plan?	14
Termination		15

ABOUT THIS PROSPECTUS

This prospectus describes the Columbia Pipeline Group, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan is designed to promote long-term ownership among investors in our common stock by offering (i) a simple way to increase your holdings in our common stock by automatically reinvesting all or a portion of your cash dividends; and (ii) the opportunity to make your initial investment in our common stock, or to purchase additional shares. Please carefully read this prospectus and the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus to (i) “CPG,” the “Company,” “we,” “our” or “us” refer to Columbia Pipeline Group, Inc. and its consolidated subsidiaries, (ii) “NiSource” refers to NiSource Inc. and its consolidated subsidiaries, (iii) “CEG” refers to Columbia Energy Group and its consolidated subsidiaries, (iv) “MLP” refers to Columbia Pipeline Partners LP and its consolidated subsidiaries, and (v) “Columbia OpCo” refers to CPG OpCo LP and its consolidated subsidiaries. The overall transaction in which we were separated from NiSource is sometimes referred to in this prospectus as the “Separation.”

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the Securities Exchange Commission (“SEC”). The registration statement and its exhibits provide additional information about us and the common stock offered under this prospectus.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus automatically will modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents filed with the SEC:

•	our registration statement on Form 10 originally filed with the SEC on February 6, 2015, as amended and declared effective on June 3, 2015, including, without limitation, the description of capital stock contained in the registration statement; and

•	our current report on Form 8-K filed on June 5, 2015.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the expiration of the registration statement containing this prospectus.

You may request a copy of any of these filings at no cost by writing to or calling us at the following address and telephone number: Corporate Secretary, Columbia Pipeline Group, Inc., 5151 San Felipe Street, Suite 2500, Houston, Texas 77056, telephone: (713) 386-3701.

Additional information about us is available at our Internet website at http://www.columbiapipelinegroup.com. The information contained at our Internet website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy common stock in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

RISK FACTORS

Investing in our common stock involves risk. For a discussion of the risks related to an investment in our common stock, please see the ‘‘Risk Factors’’ section in our registration statement on Form 10, as amended, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as the other information contained or incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our common stock.

If any of such risks were to occur, our business, financial condition, results of operations, cash flows and cash available for the payment of dividends could be materially adversely affected. In that case, we might not be able to pay dividends to our stockholders, the trading price of our common stock could materially decline and you could lose all or part of your investment.

Risks Relating to Participation in the Plan

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your authorization.

Unless you request certain types of trading orders, you will not be able to direct the specific time or price at which your shares are sold under the Plan.

Computershare Trust Company, N.A. ( the “Plan Administrator”), administers the Plan. If you instruct the Plan Administrator to sell shares under the Plan, unless you request a day limit order or a good-‘til-cancelled limit order, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale. See Questions 22 and 23 below under “Terms of Plan” for a description of the differences between types of trading orders.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “will,” “budget,” “potential,” or “continue” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	actions taken by third-party operators, processors and transporters;

•	the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	the demand for natural gas storage and transportation services;

•	our ability to successfully implement our business plan;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	restrictions in our existing and any future credit facilities;

•	capital market performance and other factors that may decrease the value of benefit plan assets;

•	the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	energy efficiency and technology trends;

•	operating hazards and other risks incidental to transporting, storing and gathering natural gas;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	large customer defaults;

•	changes in the availability and cost of capital;

•	changes in tax status;

•	the effects of existing and future laws and governmental regulations;

•	the effects of future litigation;

•	the qualification of the Separation as a tax-free distribution;

•	our ability to achieve the benefits that we expect to achieve as an independent publicly traded company;

•	our dependence on NiSource to provide us with certain services following the Separation; and

•	certain factors discussed elsewhere in this prospectus.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. The forward-looking statements included in this document are made as of the date of this prospectus. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to future results over time or otherwise, except as required by law.

COLUMBIA PIPELINE GROUP, INC.

Overview

We are a growth-oriented Delaware corporation formed by NiSource to own, operate and develop a portfolio of pipelines, storage and related midstream assets.

We own approximately 15,000 miles of strategically located interstate gas pipelines extending from New York to the Gulf of Mexico and one of the nation’s largest underground natural gas storage systems, with approximately 300 million dekatherms (represented as “MMDth” or in a measure of “Dth” for dekatherms less than 1 MMDth) of working gas capacity, as well as related gathering and processing assets. For the year ended December 31, 2014, 94% of our revenue, excluding revenues generated from cost recovery under certain regulatory tracker mechanisms, which we refer to as “tracker-related revenues,” was generated under firm revenue contracts. As of December 31, 2014, these contracts had a weighted average remaining contract life of 5.0 years. We own these assets through Columbia OpCo, a partnership between our wholly owned subsidiary CEG and the MLP.

Through our wholly owned subsidiary CEG, we own the general partner of the MLP, all of the MLP’s incentive distribution rights and all of the MLP’s subordinated units which, in the aggregate, represent a 46.5% limited partnership interest in the MLP. The MLP completed its initial public offering on February 11, 2015, selling 53.5% of its limited partnership interests.

We expect the revenues generated from our businesses will increase as we execute on our significant portfolio of organic growth opportunities, which include estimated capital costs of approximately $5.0 billion for identified projects that we expect will be completed by the end of 2018. We plan that a portion of these costs will be financed through issuances of additional limited partnership interests in the MLP.

On July 1, 2015, NiSource completed the distribution of all of our shares our common stock to holders of NiSource common stock, resulting in two independent energy infrastructure companies: NiSource Inc., a fully regulated natural gas and electric utilities company, and Columbia Pipeline Group, Inc., a company focused solely on natural gas pipeline, midstream and storage activities.

Our Subsidiaries CEG and the MLP

CEG was originally formed as a Delaware corporation in 1926 and, since its acquisition by NiSource in 2000, has owned and operated substantially all of our natural gas transmission and storage assets. CEG’s Columbia Pipeline Group has achieved a brand name in the energy infrastructure industry and developed strong relationships with producers, marketers and other end-users of natural gas throughout the upstream and midstream industries. In addition, over the past five years, CEG has implemented internal expansion capital projects totaling over $1.8 billion. We intend to utilize the significant experience of CEG’s management team to execute our growth strategy, including the construction, development and integration of additional energy infrastructure assets. We own 100% of CEG.

The MLP is a fee-based, growth-oriented Delaware limited partnership formed to own, operate and develop a portfolio of pipelines, storage and related midstream assets. The business and operations of the MLP are conducted through Columbia OpCo, a partnership between CEG and the MLP. The MLP owns the general partner of Columbia OpCo. Through our wholly owned subsidiary CEG, we own the general partner of the MLP, all of the MLP’s incentive distribution rights and all of the MLP’s subordinated units, which, in the aggregate, represent a 46.5% limited partnership interest in the MLP. The MLP completed its initial public offering on February 11, 2015, selling 53.5% of its limited partnership interests.

CEG is required to offer the MLP the right to purchase its 84.3% limited partnership interest in Columbia OpCo before it can sell that interest to anyone else. Although the MLP has the right of first offer to purchase CEG’s interest in Columbia OpCo, the MLP is not obligated to purchase any additional interest in Columbia OpCo from CEG.

USE OF PROCEEDS

We will use the net proceeds from the sale of common stock offered by this prospectus for general corporate purposes, including additions to working capital and repayment of existing indebtedness.

TERMS OF THE PLAN

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide existing stockholders with a simple, convenient and affordable way to increase their holdings in CPG common stock at prevailing market prices and to enable new investors to make an initial investment in our common stock. The Plan also provides a means for CPG to raise additional capital through the direct sale of common stock.

Key Features

2.	What are the Plan’s key features?

As a Plan participant, you can take advantage of the following Plan features:

•	Dividend Reinvestment. Automatic reinvestment of all or a portion of your cash dividends.

•	Initial Investment. If you are not an existing stockholder, you can make an initial investment in CPG common stock of as little as $250 and as much as $125,000, without needing your own broker.

•	Optional Cash Investment and Automatic Monthly Deductions. You can increase your holdings by making optional cash investments at any time by check or online at www.computershare.com.investor, or automatically by convenient monthly deductions from your checking, savings or money market account. Once you are a registered stockholder, you can buy our common stock through optional cash investments of at least $25. You may not invest more than $125,000 in a single calendar year, unless we grant a waiver of the Plan maximum. See Question 14.

•	Book-Entry Share Ownership; Safekeeping. Instead of physical stock certificates, you will receive statements reflecting your transaction history and share ownership.

•	Online Access to Account Information. You can enroll and access your account information online at any time at www.computershare.com/investor.

Easy Withdrawal, Sale or Transfer. You can withdraw, sell or transfer your shares at any time.

•	Low Transaction Costs. You can purchase CPG common stock at prevailing market prices with no brokerage commissions and, in most cases, no service fees.

Administration

3.	Who administers the Plan and what does the Plan Administrator do?

We have appointed Computershare Trust Company N.A. as the Plan Administrator. The Plan Administrator, along with its designated affiliates, is responsible for the following:

•	receiving all cash investments;

•	maintaining records;

•	issuing statements of account;

•	purchasing and selling shares for Plan participants; and

•	performing other duties related to the Plan.

The Plan Administrator also serves as the custodian bank for the Plan. This means that it holds shares registered in the Plan’s name representing the aggregate number of whole shares of our common stock purchased under, or deposited for safekeeping into, the Plan and credited to participants’ accounts. The Plan Administrator also serves as dividend disbursing agent and transfer agent for the Plan. In the event that the Plan Administrator resigns or otherwise ceases to act as administrator, we will appoint a new administrator to administer the Plan.

Neither we nor the Plan Administrator will be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made or with respect to any fluctuation in the market value after the purchase or sale of shares. Neither we nor the Plan Administrator have any duties, responsibilities or liabilities except those that are expressly set forth in the Plan.

4.	How do I contact the Plan Administrator?

If you have any questions or otherwise need to contact the Plan Administrator regarding your participation in the Plan, you may use any of the following methods:

•	by calling (888) 442-9120 (if you are within the United States), (201) 680-6578 (if you are outside the United States) or (800) 231-5469 for the hearing impaired (TDD);

•	by sending an e-mail to Web.Queries@computershare.com; or

•	by writing to the following address:

Columbia Pipeline Group, Inc.

c/o Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

If you call by telephone, an automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays). In addition, you may visit the Plan Administrator’s website at www.computershare.com/investor. At this website, you may enroll, perform certain transactions and obtain information on your Plan account via Investor Centre.

Eligibility

5.	Who can participate in the Plan?

Any person or entity is eligible to participate in the Plan, provided that, in the case of non-U.S. investors, participation does not (a) violate any laws or regulations of any foreign jurisdiction, (b) subject the Plan, the Plan Administrator or us to taxation by or in any foreign jurisdiction or (c) require registration of us, the Plan Administrator or CPG’s common stock in any foreign jurisdiction.

We reserve the right to terminate participation of any stockholder in the Plan if we deem it advisable under any foreign laws or regulations.

Enrollment

6.	How do I enroll in the Plan?

Current Stockholders of Record

If you already hold shares of our common stock registered in your name, you may join the Plan by enrolling online at www.computershare.com/investor through Investor Centre or by returning a completed enrollment form to the Plan Administrator. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation will continue automatically until either you elect to withdraw from the Plan or we terminate the Plan or your participation in the Plan.

New Investors

If you are not a current stockholder, you may join the Plan by returning to the Plan Administrator a completed enrollment form along with an initial investment of at least $250, but not more than $125,000. A one-time enrollment fee of $10 will be deducted from your initial investment.

You also may enroll online at www.computershare.com/investor through Investor Centre. If you enroll online, you must authorize a deduction from your bank account for your initial investment.

Beneficial Owners and Shares Held in “Street Name”

If you are a beneficial owner of CPG common stock and your shares are registered in the name of a bank, broker, trustee or other agent, you may transfer your shares to a Plan account by instructing your bank, broker, trustee or agent to register your shares directly in your name and then enrolling in the Plan as described above under “Current Stockholders of Record.” You also may participate in the Plan by making arrangements with your bank, broker, trustee or agent to participate in the Plan on your behalf.

7.	How do I obtain a copy of the enrollment form for the Plan?

Requests for copies of the Plan enrollment form and this prospectus should be made to the Plan Administrator at the telephone number listed above under “Administration.” You also can obtain copies of the enrollment form and other Plan materials, including information regarding online enrollment and purchases under the Plan, on the Plan Administrator’s website at www.computershare.com/investor.

Dividend Reinvestment Options

8.	What are my dividend reinvestment options under the Plan?

You may elect to reinvest cash dividends on all of the shares that you own (Option 1), to reinvest cash dividends on some of the shares that you own (Option 2), or to receive all dividends in cash (Option 3). You will not be assessed any charges or trading fees for reinvesting dividends.

Option 1 – Full Reinvestment

Under Option 1, 100% of all cash dividends paid on both shares held in your Plan account, and shares held directly by you will be reinvested in additional shares of common stock. The shares purchased with your reinvested dividends will be credited to your Plan account. Reinvestment under Option 1 also will apply to any shares registered in your name that you acquire in the future, either outside of or through the Plan.

Option 2 – Partial Reinvestment

Under Option 2, you can elect that dividends on a specified number of shares held in your Plan account or directly by you be paid to you in cash. Dividends on your remaining shares of common stock will be reinvested. Buying additional shares will not change your election, meaning that dividends on all additional shares will be reinvested. In addition, selling part of your shares will not change your election unless the number of shares in your Plan account falls below the number of shares that you specified under your election. In that case, cash dividends will be paid to you on the remaining number of shares that you hold in your Plan account following the sale.

Option 3 – No Reinvestment (full cash dividends)

Under Option 3, you will receive all dividends in cash, and no dividends that are paid on your shares will be reinvested. You still will be able to make additional cash investments under this election.

9.	How do I change my dividend reinvestment option election?

You may change your dividend reinvestment election at any time, regardless of the Option you have chosen. To change your election, simply access your account online at www.computershare.com/investor or complete a new enrollment authorization form and mail it to the Plan Administrator. Changes to your dividend reinvestment election must be received by the record date for a particular dividend in order to be applied to that dividend.

10.	When will reinvestment of my cash dividends begin?

If you elect to participate in Option 1 or Option 2, the Plan Administrator will begin to reinvest your dividends automatically on the next dividend payment date after receiving your enrollment authorization form, so long as your enrollment authorization form is received on or before the record date for that dividend. We anticipate that the dividend payment dates for CPG common stock will be on or about the 20th of February, May, August and November. We anticipate that the record date for each dividend will be no earlier than the last business day of the month preceding the dividend payment date.

If your authorization is received after the record date for a dividend payment, the current dividend will be paid to you, and the dividend payment after the next record date will be reinvested.

11.	How will I receive the cash dividends that I elect not to reinvest?

If you choose Option 2 or Option 3, you may elect to receive your cash dividends not being reinvested by direct deposit into your U.S. bank account on the dividend payment date instead of receiving a check by mail. You may make this election at the time of enrollment or at a later date either by contacting the Plan Administrator to obtain appropriate forms or online at www.computershare.com/investor. Please allow 30 days from the date the Plan Administrator receives your request for the direct deposit to be established. If you do not receive your cash dividends by direct deposit, the Plan Administrator will pay them in the form of a check mailed to your address of record.

12.	What else should I know about dividends under the Plan?

The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend. Nothing in the Plan requires us to declare or pay any dividend on our common stock.

Optional Cash Investments

13.	How do I make optional cash investments?

You may purchase additional shares of our common stock by making optional cash investments under the Plan, regardless of whether your dividends are being reinvested. Each optional cash investment, whether direct or automatic, must be of at least $25. If you are not a current stockholder, you must first enroll in the Plan by submitting to the Plan Administrator a completed enrollment form and an initial investment. (See the “New Investor” requirements under “Enrollment” above.)

Optional cash investments generally cannot exceed $125,000 per calendar year. Optional cash investments in excess of $125,000 per calendar year may only be made after submission to us of a written request for a waiver, and after we have given our written approval, which we may grant or deny in our sole discretion. See Question 14. Reinvested dividends and shares deposited in the Plan for safekeeping only do not count for purposes of the $125,000 annual limit.

Direct Investment

If you choose to make an optional cash investment, along with your check, you are required to provide the Plan Administrator with a completed enrollment authorization form or a tear-off stub from a Plan statement. You should make the check payable to Columbia Pipeline Group, Inc./Computershare. Checks must be drawn on a U.S. bank and payable in U.S. dollars. All third party checks, cashier’s checks and checks not drawn on a U.S. bank will be returned. Neither cash nor money orders will be accepted by the Plan Administrator. If you prefer, you can authorize an individual automatic deduction online at www.computershare.com/investor each time you want to make an optional cash purchase.

Automatic Investment

You also may authorize automatic monthly cash investments by electronic funds transfer from your bank account by completing a Direct Debit Authorization form or by enrolling online at www.computershare.com/investor. Automatic investment allows you to make ongoing investments in an amount that is comfortable for you (not less than $25 nor more than $125,000 per calendar year), without having to write a check. Automatic investment deductions are made on the 25th day of each month, or, if that day is not a business day, on the next business day. You should allow 30 days for initiation of the first automatic investment or for changes in your designated financial institutions or bank accounts.

14.	May I invest more than the annual Plan maximum of $125,000?

Yes, if you request a waiver of this limit and we grant your waiver request. Upon receipt of a written waiver request form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions.

Shares purchased pursuant to a waiver of the Plan maximum will be subject to a special pricing mechanism, as follows:

Pricing Period, Threshold Price and Extension Feature

•

Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one to 15 separate days during which trading of our common stock is reported on the NYSE. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable waiver discount, as described below), rounded to four decimal places, of our common stock, as reported by the NYSE only, obtained from Bloomberg, LP, for that investment date. Funds for such investments must be received by the Plan Administrator not later than the business day before the first day of the pricing period.

•	We may establish a minimum, or “threshold,” price for any pricing period, which is a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the NYSE, must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver. We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period.

•	If we decide to establish a threshold price for a particular pricing period, and if the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period, and we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

•	We may elect to activate for any particular pricing period a pricing period extension feature which will extend the initial pricing period by the number of days that the threshold price is not satisfied, up to a maximum of five additional trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the initial pricing period is 10 days, and the threshold price is not satisfied for three out of those 10 days, and we had previously announced in the waiver request form that the pricing period extension feature was activated, then the pricing period will be automatically extended by three trading days, and if the threshold price is satisfied on one or more of the next three trading days, then each of those days on which the threshold price is met will become an investment date in lieu of one of the three days on which the threshold price was not met. As a result, if the threshold price is met on all three of the additional trading days, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your waiver request will be invested.

•	Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three business days following the end of the applicable pricing period or, if we elect to activate the continuous settlement feature, within three business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant waiver requests for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the waiver request form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price, if any, is met on each trading day of that pricing period), we would have a separate settlement of each investment date’s purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

Waiver Discount

We may, in our sole discretion, establish a “waiver discount” of up to 5% from the market price applicable to investments for which a waiver has been granted. The waiver discount may vary for different waivers but will apply uniformly to all investments made during the pricing period applicable to a particular waiver. We will determine, in our sole discretion, whether to establish a waiver discount after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs. At least two business days before the first day of the applicable pricing period, we will determine whether to establish a waiver discount and, if a waiver discount is established, its amount, and will notify the Plan Administrator. Neither we nor the Plan Administrator will be required to provide any written notice of the waiver discount, if any, for any pricing period.

Waiver request forms and information regarding the establishment of a threshold price or waiver discount, if any, may be obtained by contacting our Corporate Secretary at 5151 San Felipe Street, Suite 2500, Houston, Texas 77056, telephone: (713) 386-301. Optional investments that do not exceed $125,000 per calendar year, as well as dividend reinvestments, will be priced as described in Question 20 and will not be subject to a waiver discount or a threshold price.

15.	What happens if there are insufficient funds to cover my optional cash investments?

In the event that any check is returned or any electronic funds transfer is declined for insufficient funds, you will be charged a $35 return fee. The Plan Administrator will remove from your account any shares that were purchased in anticipation of the collection of those funds. The shares then will be sold to recover any uncollected funds plus the return fee. If the net proceeds of the sale of those shares are insufficient, the Plan Administrator reserves the right to sell additional shares from your Plan account(s) as may be necessary to recover in full the uncollected balance plus the return fee.

16.	How do I change or terminate automatic monthly deductions?

You may change or terminate automatic monthly deductions by contacting the Plan Administrator. The Plan Administrator must receive your change or termination request at least five business days preceding the automatic deduction for which you want the change or termination to be effective.

Source and Price of Common Stock

17.	When will the Plan Administrator purchase shares of CPG common stock for my Plan account?

For dividend reinvestment, the investment date is the dividend payment date for shares of CPG common stock, which we anticipate will be on or about the 20th of February, May, August and November. For optional cash investments, under most circumstances purchases will be made within five business days after the Plan Administrator receives your money, whether by check or through automatic monthly deduction. It is up to the broker-dealer used by the Plan Administrator to determine when shares will be bought for the Plan. Accordingly, you will be unable to instruct the Plan Administrator to purchase shares at a specific time. If for any reason the Plan Administrator is unable to process your investment within 30 days after receiving your payment, the Plan Administrator will return the funds to you by check.

18.	How many shares of CPG common stock will the Plan Administrator purchase for my Plan account?

The number of shares the Plan Administrator will purchase for you depends on the purchase price of CPG common stock and the total amount of your dividends (if applicable) and optional cash investments (direct or automatic) that you submit less any applicable service fees. Your Plan account will be credited with the actual number of shares purchased, including fractions.

19.	How does the Plan Administrator acquire shares of CPG common stock under the Plan?

Shares purchased under the Plan may be issued directly by us from authorized but unissued shares or treasury shares or purchased on the open market for delivery to the Plan. A broker-dealer affiliated with the Plan Administrator may assist the Plan Administrator in purchasing our shares on the open market. For purposes of making purchases, the Plan Administrator may combine your dividend and optional cash investment funds.

20.	At what price will the Plan Administrator purchase shares of CPG common stock?

When shares are purchased from us, the price per share will be 100% of the average of the highest and lowest reported sale price for CPG common stock traded on the NYSE on the investment date. If on any investment date there is no reported trading in shares of CPG common stock, the price per share will be based on the average of the highest and lowest reported sale prices on the NYSE on the first trading date after the investment date.

The price per share for all shares purchased in the open market to satisfy any Plan requirements will be the weighted average price per share of all shares purchased by the Plan Administrator to fill the combined purchase order for the Plan investments. In some instances, filling a purchase order may require execution of multiple trades in the market and may take more than one trading day to complete.

YOU SHOULD BE AWARE THAT THE MARKET PRICE PER SHARE OF CPG COMMON STOCK MAY BE MORE OR LESS THAN THE PRICE PER SHARE AT THE TIME YOU REQUEST A PURCHASE. YOU ALSO SHOULD BE AWARE THAT YOU MAY NOT BE ABLE TO CANCEL INSTRUCTIONS THAT YOU SUBMIT TO THE PLAN ADMINISTRATOR TO PURCHASE SHARES. ANY DECISION CONCERNING A REQUEST FOR CANCELLATION WILL BE MADE AT THE SOLE DISCRETION OF THE PLAN ADMINISTRATOR.

Shares purchased pursuant to a waiver of the $125,000 annual maximum are subject to a different pricing mechanism. See Question 14.

21.	Will I earn interest during the time my investments are pending?

No, you will not earn interest on initial or optional cash investment funds held by the Plan Administrator pending a purchase of CPG common stock.

Sales and Withdrawals of Common Stock

22.	How do I sell shares in my Plan account?

You may instruct the Plan Administrator at any time to sell any or all shares held in your Plan account . How you submit your instructions, and the applicable fees, depend on whether you want to participate in a “batch order” or are requesting a “market order,” “day limit order” or “good-‘til-cancelled limit order.”

23.	What is the difference between a batch order, a market order, a day limit order and a good-‘til-cancelled limit order, the ways to request each of them and the related fees?

•	Batch Order: A batch order is an accumulation of sale requests by a number of CPG stockholders submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale by calling the Plan Administrator directly at (888) 442-9120 or by writing to the Plan Administrator. All sale requests received in writing will be submitted as batch order sales. The Plan Administrator will cause your shares to be sold in the open market within five business days of its receipt of your request. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose the Plan Administrator may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant will be the weighted average sale price obtained by the Broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold. The sale price for shares sold will not be known until the sale is completed.

•	Market Order: A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the Plan Administrator directly at (888) 442-9120. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the broker, less a service fee of $25 and a processing fee of $0.12 per share sold. The Plan Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at (888) 442-9120. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

•

Day Limit Order: A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at (888) 442-9120. There is a service fee of $25 and a processing fee of $0.12 per share sold for each day limit order sale.

•	Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate $25 service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at (888) 442-9120. There is a service fee of $25 per trading day and a processing fee of $0.12 per share sold for each GTC limit order sale.

All sales requests processed over the telephone by a customer service representative entail an additional fee of $15. Per share processing fees include any brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours of after your sale transaction has settled.

You also may choose to sell your shares through a stockbroker of your choice, in which case you must first request the transfer of your shares from the Plan Administrator to your brokerage account through the Direct Registration System.

24.	How can I withdraw the shares credited to my Plan account?

You can withdraw all or a portion of the shares in your Plan account at any time online at www.computershare.com/investor or by calling or writing to the Plan Administrator. The Plan Administrator will process your request to withdraw shares promptly following receipt, and in no event later than two business days after the date the request is received.

If you wish to withdraw a portion of the shares in your Plan account, the request must be for a whole number of shares as the Plan Administrator cannot transfer fractional shares. If you wish to withdraw all shares in your Plan account, the Plan Administrator will transfer all the whole shares and a check for any remaining fractional share in your Plan account, less any applicable service fees. In that instance, the amount of the check, if any, will be based upon the sale price obtained for any shares sold by the Plan Administrator on the day your shares are transferred or, if there is no market sale that day for CPG common stock, the closing price on the preceding business day. The Plan Administrator will transfer your shares and a check (if applicable) to the address of record on your Plan account, less a service fee of $15 and a processing fee of $0.12.

25.	What happens to my dividend reinvestment election if I withdraw shares from my Plan account?

Your dividend reinvestment election will remain the same unless you withdraw all of the shares of CPG common stock in your Plan account.

If you withdraw all of your whole and fractional Plan shares, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account, as you elect.

Name Changes, Share Transfers and Gifts Under the Plan

26.	How do I change the name on my account, transfer shares or give as a gift shares in my Plan account?

You may change the name of your Plan account, transfer shares or give shares in your Plan account at any time by visiting the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation.

You can also contact the Plan Administrator to request transfer instructions and a transfer of ownership form, or you can download the instructions and form online at www.computershare.com/investor.

27.	What happens to my dividends if I sell or transfer shares from my Plan account?

If you sell or transfer a portion, but not all, of the shares in your Plan account, your dividend reinvestment election will remain the same for the remainder of the shares in your Plan account. If you sell or transfer all of the shares in your Plan account, your participation in the Plan will be terminated.

Book Entry/Evidence of Withdrawal of Shares

28.	Does the Plan hold any certificates evidencing the shares of CPG common stock?

No. The Company has elected to evidence all shares of CPG common stock, including those held under the Plan, through direct registration (book-entry) only.

29.	Will I be able to obtain a certificate for the shares in my Plan account?

You will not be able to obtain a certificate for the shares in your Plan account since the Company has elected to evidence all shares of CPG common stock, including those held under the Plan, through book-entry only. Instead of physical stock certificates, you will receive statements reflecting your transaction history and share ownership as described in Question 30.

Reports to Participants

30.	What kind of reports will I receive regarding my participation in the Plan?

You will receive a statement as soon as practicable after each dividend reinvestment, purchase or sale of shares in your Plan account. The statement will show all year-to-date transactions, the purchase or sale price, service fees (if any), and shares credited to or removed from your Plan account. We recommend that you retain these statements for tax purposes.

Statements have tear-off instruction forms that should be filled-out when providing the Plan Administrator with, sale, purchase, termination or certificate deposit instructions.

31.	Where will the Plan Administrator send transaction statements and other communications?

Transaction statements and other communications sent to you under the Plan will be addressed to your last known address as reflected by the Plan Administrator’s records. Therefore, you should notify the Plan Administrator promptly of any change in your address.

Summary of Plan Fees

32.	What fees are associated with my participation in the Plan?

In most cases we will pay the fees and expenses of operating the Plan. However, there are some service charges and trading fees that will be charged directly to you, which are set forth in the chart below.

Transaction Type	Service Fees
Initial Enrollment for New Investors	$10.00
Sale of Shares (not including any applicable withholding taxes and transfer taxes, which you will be required to pay)
Batch Order	$15.00
Market Order	$25.00
Day Limit Order	$25.00
Good-‘Til-Cancel Limit Order (per trading day)	$25.00
plus Per Share Processing Fee*	$0.12
Returned Checks or Rejected Electronic Funds Transfers	$35.00

*	Per Share Processing fees include brokerage commissions the Plan Administrator is required to pay.

Termination

33.	When and how may I terminate participation in the Plan?

You may terminate your participation in the Plan at any time by giving instructions to the Plan Administrator. The Plan Administrator will continue to hold your shares unless you request them to be sold. At your request, the Plan Administrator will sell all or a portion of such shares and remit to you the proceeds less any applicable fees and transfer taxes. If the Plan Administrator receives your termination request near a record date for a dividend payment, the Plan Administrator, in its sole discretion, may either pay any such dividend in cash or reinvest it in shares on your behalf. Any optional cash investments sent to the Plan Administrator prior to your termination request also will be invested unless you expressly request that the optional cash investment be returned and your request is received at least two business days prior to the relevant investment date. In every case of termination, your interest in a fractional share will be paid in cash less any applicable fees and any other costs of sale.

34.	Under what circumstances will CPG terminate my participation in the Plan?

At any time, for any reason and at our discretion, we may instruct the Plan Administrator to terminate your participation in the Plan effective immediately upon mailing a notice to you at your address of record.

The Plan Administrator automatically will terminate your Plan account if you withdraw all of your whole and fractional shares. The Plan Administrator also may terminate your Plan account if your share balance is less than one share of CPG common stock. Any fractional share in your Plan account will be sold subject to the fees as described above. A check for the sale proceeds less applicable fees will be mailed to your address of record.

In the event of your death or adjudication of incompetency, the Plan Administrator may terminate your Plan account and distribute the proceeds as described above under Question 33. The Plan Administrator will continue to maintain your Plan account, however, until the Plan Administrator receives satisfactory written notice of your death or adjudication of incompetency. In addition, the Plan Administrator must receive satisfactory proof of the appointment of a legal representative who is authorized to instruct the Plan Administrator on the termination of your Plan account and receive the proceeds thereof.

Additional Information

35.	What happens if CPG has a rights offering, issues a stock dividend or has a stock split?

Any stock dividends or stock split shares that we distribute will be credited directly to your Plan account. If you are entitled to participate in a rights offering, the right to subscribe will be based on the total number of shares owned, both inside and outside the Plan. Any rights certificates to be distributed as a result of any rights agreement will be distributed based on whole shares only. Transaction processing may be temporarily suspended during such distributions.

36.	What are my rights as a stockholder under the Plan with regard to voting, proxies and stockholder communications?

You will have the exclusive right to exercise all voting rights with respect to whole shares of our common stock credited to your Plan account. You will receive proxy materials from us for each stockholder meeting, including a proxy statement and a form of proxy covering all whole shares credited to your account and all shares of stock registered in your name outside of the Plan as of the record date for the stockholder meeting. You will also have the right to receive all other communications that we send to the holders of common stock.

37.	What are the federal income tax consequences of participation in the Plan?

The following is only a summary of the tax consequences of participation in the Plan as of the date of this prospectus. Tax laws and regulations may change and this summary may not reflect every possible situation that could result from participating in the Plan. Accordingly, you should consult with your own tax advisor with respect to the federal, state, local, foreign and withholding tax consequences applicable to your particular situation.

In general, cash dividends paid by us with respect to your shares are considered taxable income even if they are reinvested. Your cost basis for federal income tax purposes on any shares purchased through the Plan is the price at which the shares are purchased, as reflected on your Plan statement or transaction advice. Trading fees paid by us on your behalf also are considered taxable income and are included in the cost basis of shares purchased. The Form 1099 sent both to you and the Internal Revenue Service at the end of the year shows trading fees paid by us.

If you make optional cash investments that are subject to a waiver discount, you may be treated as receiving a dividend distribution equal to the discount. The tax treatment of a waiver discount is unclear, and you should consult your tax advisor to determine how you should treat a waiver discount for tax purposes.

Most likely, you will realize taxable income or loss for federal income tax purposes when shares are sold. Your tax basis for shares that are sold is the price paid for the shares. The price paid is reflected on your statement.

Your holding period for shares purchased through the Plan begins on the day following the applicable investment date.

For Plan participants who are subject to back-up withholding or non-U.S. investors who are subject to U.S. federal tax withholding, the amount of dividends that may be reinvested will be net of the tax withheld. Non-U.S. investors are responsible for filing any documentation required to obtain a reduction in, or refund of, U.S. withholding tax.

38.	Can the Plan be modified or discontinued?

We and the Plan Administrator reserve the right to suspend, modify or terminate the Plan at any time. We will send notice of any suspension, modification or termination of the Plan to all participants, who will have in all events, the right to withdraw from participation. In addition, the Plan Administrator may terminate the participation of any participant, interpret, modify fees and regulate the Plan as it deems necessary or desirable in connection with its operation.

If we or the Plan Administrator terminate the Plan, or if we are involved in a reorganization or merger, your shares enrolled in the Plan as well as your current elections under the Plan may automatically roll over to a subsequent survivor or successor Plan.

39.	Who bears the risk of market fluctuations in shares of CPG common stock and participation in the Plan?

Your investment in shares credited to your Plan account is no different than your investment in shares of CPG common stock that you hold in a brokerage or bank account. You alone bear the risk of fluctuations in the market value of your shares of CPG common stock. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares. However, with respect to shares held in your Plan account, you may lose an advantage otherwise available in that you are not able to select more specifically the timing of your investment or the sale of your shares.

Neither we nor the Plan Administrator provide any advice or make any recommendations with respect to any purchase or sale transaction you initiate. Neither we nor the Plan Administrator can guarantee that the value of the shares purchased under the Plan will, at any particular time, be more than your original investment. You need to make independent investment and participation decisions based on your own judgment and research.

Neither we nor the Plan Administrator can guarantee liquidity in the market, thus your investments and the marketability of your shares may be adversely affected by the market conditions at the time you seek to sell your shares.

Shares of CPG common stock credited to your Plan account in book-entry form through the Plan are not subject to protection under the Securities Investor Protection Act, the Federal Deposit Insurance Act, or similar insurance or guarantee statuteS, and neither Plan shares nor cash held pending investment or disbursement with the Plan Administrator or its affiliates are subject to any guarantee.

40.	What are the responsibilities of CPG and the Plan Administrator under the Plan?

Neither we nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising (i) out of failure to terminate a Plan account, sell shares in the Plan or invest optional cash payments or dividends without receipt of proper documentation and instructions or (ii) with respect to the prices at which shares are purchased or sold for Plan accounts and the time such purchases or sales are made, including price fluctuation in market value after purchases or sales.

41.	How will the Plan be governed, interpreted and regulated?

The laws of the State of Delaware will govern the Plan. Our officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We also have the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations.

PLAN OF DISTRIBUTION

Common stock offered pursuant to the Plan will be purchased, at our option, directly from us or in the open market. Participants will be required to pay certain fees in connection with the Plan. See “Terms of the Plan - Summary of Plan Fees” for a description of the fees charged under the Plan. All other costs related to the administration of the Plan will be paid by us.

In connection with the Plan, we may be requested to approve requests for waivers of the Plan’s annual investment maximum by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which such person would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to waiver requests by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to waivers approved under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

LEGAL OPINION

The legality of the common stock covered by this prospectus has been passed upon for us by Robert E. Smith, Senior Vice President and General Counsel. As of July 2, 2015, Mr. Smith beneficially owned 18,789 shares of our common stock.

EXPERTS

The combined financial statements of our predecessor as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from our registration statement on Form 10 filed with the Securities and Exchange Commission, as amended, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s initial public offering of limited partner interests of Columbia Pipeline Partners LP which was completed on February 11, 2015). Such combined financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth fees and expenses in connection with the issuance and distribution of the common stock being registered hereby. Except for the SEC filing fee, all amounts set forth below are estimates.

Securities and Exchange Commission filing fee	$8,591
Accounting fees and expenses	12,000
Legal fees and expenses	8,000
Transfer agent and plan administrator fees	15,000
Printing expenses	8,000

TOTAL	$51,591

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.1 of the Restated Certificate of Incorporation (the “Restated Certificate”) of Columbia Pipeline Group, Inc. (the “Company”), provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law (“DGCL”).

Section 8.2(a) of the Restated Certificate provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person or a person of whom such person is the legal representative is or was (whether or not such person continues to serve in such capacity at the time any indemnification is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Company or is or was at any such time a director or officer of the Company serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company (hereinafter, a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, will be (and will be deemed to have a contractual right to be) indemnified and held harmless by the Company (and any successor of the Company by merger or otherwise) to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such Covered Person in connection therewith, and such indemnification will continue as to a Covered Person who has ceased to be a director, officer, trustee, employee or agent and will inure to the benefit of such Covered Person’s heirs, executors and personal and legal representatives.

A director’s right to indemnification conferred by Section 8.2(a) of the Restated Charter includes the right to be paid by the Company the expenses incurred in defending or otherwise participating in any Proceeding in advance of its final disposition, provided that such director presents to the Company a written undertaking to repay such amount if it is ultimately determined that such director is not entitled to be indemnified by the Company. Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or any director’s rights to advancement of expenses, the Company is not obligated to indemnify any director or officer, or advance expenses of any director, (or such director’s or officer’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors.

The Restated Certificate and the DGCL permit the Company and its subsidiaries to purchase and maintain insurance on behalf of any person who is a director or officer for acts committed in their capacities as such directors or officers. The Company currently maintains such liability insurance.

ITEM 16.	EXHIBITS

Reference is made to the information in the Exhibit Index filed as part of this registration statement.

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus required to be filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Columbia Pipeline Group, Inc.’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Merrillville, State of Indiana, on July 2, 2015.

Columbia Pipeline Group, Inc. (Registrant)

By:	/s/ Robert C. Skaggs, Jr.
Name:	Robert C. Skaggs, Jr.
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Stephen P. Smith and Robert E. Smith, or any one of them his or her true lawful attorney-in-fact and agent with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert C. Skaggs, Jr. Robert C. Skaggs, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2015

/s/ Stephen P. Smith Stephen P. Smith	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 2, 2015

/s/ Jon D. Veurink Jon D. Veurink	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 2, 2015

/s/ Sigmund L. Cornelius Sigmund L. Cornelius	Director	July 2, 2015

/s/ Marty R. Kittrell Marty R. Kittrell	Director	July 2, 2015

/s/ W. Lee Nutter W. Lee Nutter	Director	July 2, 2015

/s/ Deborah S. Parker Deborah S. Parker	Director	July 2, 2015

/s/ Lester P. Silverman Lester P. Silverman	Director	July 2, 2015

/s/ Teresa A. Taylor Teresa A. Taylor	Director	July 2, 2015

EXHIBIT INDEX

The following documents are filed as part of the registration statement or are incorporated by reference:

Exhibit Number	Document Description

5	Opinion of Robert E. Smith, Senior Vice President and General Counsel of Columbia Pipeline Group, Inc.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Robert E. Smith, Senior Vice President and General Counsel of Columbia Pipeline Group, Inc. (included in Exhibit 5)

24	Powers of Attorney (included on signature pages)